Exhibit 99.1
FOR IMMEDIATE RELEASE
GLOBAL CONSUMER ACQUISITION CORP.
ANNOUNCES SEPARATE TRADING OF COMMON STOCK AND WARRANTS
New York, New York – December 27, 2007 – Global Consumer Acquisition Corp. (AMEX: GHC.U), (the “Company” or “GCAC”) announced today that, commencing on December 28, 2007, the holders of the Company’s units may elect to separately trade the common stock and warrants included in the Company’s units. The common stock and warrants will be quoted on the American Stock Exchange under the symbols GHC and GHC.W, respectively. Units not separated will continue to trade on the American Stock Exchange under the symbol GHC.U.
GCAC is a blank check company committed to seeking out and acquiring a consumer-oriented operating business and leveraging its resources to strategically assist in the company’s growth and expansion, creating value for both shareholders and founders. GCAC successfully raised approximately $310 million in gross proceeds in a November 2007 Initial Public Offering.
“We are excited for the opportunity to acquire companies in the consumer products, health and wellness, and hospitality industries with unrealized domestic and international growth opportunities,” commented Scott LaPorta, GCAC CEO.
GCAC is sponsored by Hayground Cove Asset Management, a consumer focused hedge fund. Hayground Cove has a successful track record in partnering with blank check companies, having sponsored India Hospitality Corp., which raised $103 million in August 2006 and within one year acquired operating assets in the Indian hotel, restaurant and in-flight catering industries.
A registration statement relating to the units was filed and declared effective by the Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of Global Consumer Acquisition Corp., nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The Company’s initial public offering of its units was made only by means of a prospectus, copies of which may be obtained from Deutsche Bank Securities Inc., 60 Wall Street, New York, New York, 10005.
About Global Consumer Acquisition Corp.
Global Consumer Acquisition Corp. is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset or stock acquisition, exchangeable share transaction, joint venture or other similar business combination with one or more domestic or international operating businesses in the global consumer products industry.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. These forward-looking statements inherently involve risks and uncertainties that are detailed in the Company’s prospectus and other filings with the Securities and Exchange Commission and, therefore, actual results could differ materially from those projected in the forward-looking statements. The Company assumes no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
Andrew Nelson
Chief Financial Office
Global Consumer Acquisition Corp.
Andrew@hcove.com
(212) 445-7800